Exhibit 5(a)(1)

550 S. Tryon Street

Charlotte, North Carolina 28202

March 25, 2019

Board of Directors

Duke Energy Corporation

550 S. Tryon Street

Charlotte, North Carolina 28202

Dear Ladies and Gentlemen:

I am employed by Duke Energy Business Services LLC, the service company subsidiary of Duke Energy Corporation, a Delaware corporation (the “Company”).  I am a member in good standing of the North Carolina State Bar.

I have advised the Company in connection with the filing of the Company’s Post-Effective Amendment No. 2 to Registration Statement on Form S-3 (as so amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), originally filed with the Securities and Exchange Commission on September 30, 2016. The Registration Statement relates to the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of an indeterminate number or amount, as applicable, of (i) shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), (ii) shares of the Company’s preferred stock, par value $0.001 per share (“Preferred Stock”), (iii) depositary shares representing fractional interests in shares of Preferred Stock (“Depositary Shares”), and (iv) unsecured debt securities of the Company (“Debt Securities,” and collectively with Common Stock, Preferred Stock and Depositary Shares, the “Securities,” and each, a “Security”).  For this purpose, I have examined such company records and other documents, and have made such investigations of law as I have considered necessary or appropriate for the purposes of the opinions set forth below.

Based upon the foregoing, I am of the opinion that the issuance of the Securities has been duly authorized by the Company and

(i)                                     when necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such shares of Common Stock proposed to be sold by the Company, and when such shares of Common Stock are issued and delivered in accordance with the applicable underwriting or other agreement upon payment of the consideration therefor provided for therein or upon conversion or exercise of any other Security offered under the Registration Statement in accordance with the terms of such Security or the instrument governing such Security providing for such conversion or exercise as approved by the Board of Directors (the “Board”) of the Company, such shares of Common Stock will be validly issued, fully paid and non-assessable;

(ii)                                  upon designation of the preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions, of such shares of Preferred Stock by the Board and the proper filing with the Secretary of State of the State of Delaware of a Certificate of Designation relating to such shares of Preferred Stock, and when necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such shares of Preferred Stock proposed to be sold by the Company, and when such shares of Preferred Stock are issued and delivered in accordance with the applicable underwriting or other agreement upon payment of the consideration therefor provided for therein or upon conversion or exercise of any other Security offered under the Registration Statement in accordance with the terms of such Security or the instrument governing such Security providing for such conversion or exercise as approved by the Board, such shares of Preferred Stock will be validly issued, fully paid and non-assessable;

(iii)                               when necessary corporate action on the part of the Company has been taken to authorize the issuance of shares of Preferred Stock and the issuance and sale of such Depositary Shares proposed to be sold by the Company, and when (a) such Depositary Shares are issued and delivered in accordance with the applicable underwriting or other agreement upon payment of the consideration therefor provided for therein and (b) such Depositary Shares evidenced by depositary receipts are issued and delivered in accordance with the terms of the applicable deposit agreement against the deposit of duly authorized, validly issued, fully paid and non-assessable shares of such Preferred Stock, such Depositary Shares will be validly issued, fully paid and non-assessable; and

(iv)                              when the terms of each specific series of Debt Securities have been established in accordance with the instruments governing such Securities and approved and authorized (including any necessary regulatory approvals), and when the Debt Securities of each series have been duly executed by the Company and authenticated as provided in the instruments governing such Securities and duly paid for and delivered pursuant to a sale in the manner described in the Registration Statement relating to the Securities filed under the Act, including the prospectus and any prospectus supplement relating to such series, the Debt Securities will be binding obligations of the Company, enforceable against the Company in accordance with their terms (except as the validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law).

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Validity of the Securities” in the prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby concede that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/Robert T. Lucas III
Robert T. Lucas III